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(Article from May 14, 1996 issue of KCPL employee newsletter LightLines)

         EMPLOYEE QUESTIONS FOCUS ON MERGER OUTCOME

     The main reason employees met with KCPL President Drue Jennings and UCU President Rick Green on Tuesday, May 7, was to ask questions. The following recaps some of the more frequently asked questions. The questions have been rephrased to combine similar issues. The answers shown here are compilations of those given by Jennings and Green.

Q: How will existing pension plans and other benefits be affected by the merger?

A: Current employee compensation and benefits programs will not be impacted by the merger activity before the deal closes. However, the KCPL-UCU Human Resources Integration Team has been working for a number of weeks to build an HR program, and they will be addressing numerous details, including pension and benefits. These issues can be worked out in a friendly merger situation; that option may not be as likely in a hostile takeover.

Q: From the viewpoint of a KCPL employee, I don't think a merger with anybody would be a good deal for us at this time.

A: Change is going to happen, and the status quo will not continue to work for us in the future. We want to continue being proactive in our industry.

Q:  Are KCPL employees supportive of the merger?

A: The IBEW presidents and business agents sent a strong letter supporting the KCPL-UCU merger. The employees
    Jennings has encountered personally and in other employee meetings have been extremely supportive.

Q: What can I, as an individual employee, do to help see that the merger is successful?

A: If you believe in the merger, talk about it; be enthusiastic. Be a teacher and an ambassador. Stand up and speak up with your friends, your associates and your families.

Q: What is the feeling on Wall Street about the KCPL-UCU merger versus a possible deal with Western?

A: Between January 22 and April 14, the feeling was just magnificent. However, after Westerns' proposal on April 14, there's a somewhat different attitude. We've been consistently giving them the message that the KCPL-UCU merger is the only deal on the table. We keep emphasizing that the core competencies needed for success just don't exist in any other combination.

Q: We've heard that 200 jobs might be eliminated during the first 10 years following the merger. Could all of those disappear in the first year?

A: No. It's true that we have identified 200 positions that could be eliminated. On average, that's 20 jobs a year, 10 in each company. Our commitment to any displaced employees is the same as it has been -- to offer training, job placement and to take all reasonable steps to retain those individuals. The new company would do likewise. In fact, the new company would offer more varied opportunities in more varied locations with more varied skill sets than what exist today. It would offer opportunities beyond what either company could do independently.

Q: I understand that if I vote on the blue proxy card it will cancel out my vote on the white card. Is that true?

A: The latest card received is the only one that will be counted.

Q:  Have very many cards been returned yet?

A: We're starting to see some results. But some shareholders, especially those who hold shares through brokerage firms, are just now receiving their first proxy. The ones that have been coming in are strongly in favor of the merger.

Q:  How can I check to be sure my proxy has been received?

A: KCPL employees can call 556-2053 to check on their proxies. When you dial that extension, you'll receive a recorded message with options. Follow the instructions, and someone will answer to take your name and Social Security number. That information will then be forwarded to UMB Bank. To protect your confidentiality, a UMB Bank representative will return your call to confirm receipt of your proxy.

    One way to avoid jamming the phone lines with calls, however, would be to send in each and every white proxy card you receive.

Q: Why will KCPL shareholders receive one share in the new company for each share held in KCPL but UCU shareholders will receive more?

A: Each company has a value determined in large part by the marketplace. UCU and KCPL each hired an independent investment banking firm to evaluate the companies' worth. The share exchanges were negotiated from the values determined by those firms.

Q: When the merger talks began, did you anticipate that a third party would come along and "muddy the waters"?

A: We recognized Western Resources' interest but didn't let it distract us from putting together what we thought was right.

Q: Is there anything being discussed about the three companies coming together?

A: We don't see that happening. Western has several issues it must address, and we would have to see if Western would ever have a vision for the future that matches our own. The decision to bring in another company down the road would be based on strategic positioning.

Q:  UCU has a history of being aggressive in acquisitions.
    Would that still be the case?

A: Acquisitions will continue to play a part in the plan for the future. There will be some acquisition opportunities, as well as joint venture and alliance opportunities.
    We'll also continue to focus on our core business.

Q:  When will the name of the new company be rolled out?

A: The new name would have been decided long before now if not for Western. The outcome of the shareholder vote renders everything else virtually irrelevant. We won't need a new name if the merger isn't approved.

Q: Where do we go from here if we don't get the necessary two-thirds vote on May 22?

A: Jennings answered, "We'll go back to square one of our planning. Our plan is clear that we must continue to do what must be done in a competitive marketplace. We'll go on to alternative plans."

Videotapes of last Tuesday's meetings are available at each KCPL location.

(end of article)

                           ----------

(Excerpt from KCPL employee Hotline for Tuesday, May 14, 1996)

          Remember to return your proxy before the shareholders' meeting scheduled for May 22.

(end of Hotline excerpt)

                           ----------

(Advertisement which ran in various publications commencing
May 14, 1996)

                       THE PROPOSED MERGER
                   BETWEEN KCPL AND UTILICORP
                      IS GOOD FOR EVERYONE.

OUR COMMUNITY SUPPORTS US:

     "I want to add our support to your merger with UtiliCorp United. This planned coming together of two local community-invested giants means only greater things to come for our entire metropolitan area...The KCPL investment goes far beyond dollars. Dozens of your employees are active community volunteers and board members...The non-profit community knows you and KCPL and knows UtiliCorp United. Your `friendly merger' will best serve all of us -- today and into the future. It is for that reason, you must continue to resist any hostile takeover attempt."
     --Barb Friedmann, Executive Director, Coalition for Positive Family Relationships

     "At this stage in the life cycle of Kansas City, and with the exciting developments that are occurring, the loss of a headquarters of this major utility would be devastating! Undoubtedly, jobs will be lost (and) tax revenues to the city will be decreased."
     --Donald J. Breckon, President, Park College

     "I am writing to give my personal whole-hearted support for the KCPL and UtiliCorp merger...While I held the office of Mayor of Independence, I had the opportunity to work with KCPL and with Richard Green of UtiliCorp. Those experiences were very positive and I realized what valuable corporate citizens these two companies have been and continue to be...I am frankly angered at Western Resources' efforts at a hostile takeover and am confident it would be very detrimental to our community."
     --Barbara J. Potts, Former Mayor of Independence

LOCAL BUSINESS SUPPORTS US:

     "I'm writing to support the friendly merger proposed by Kansas City Power & Light Company and UtiliCorp United,
     Inc....The tens of thousands of jobs and the hundreds
     of millions of dollars of investment that have been created in Kansas City have, in part, been created because of the critical role that Kansas City Power & Light and UtiliCorp have played in the economic development effort of this community."
     --Robert J. Marcusse, President, Kansas City Area
     Development Council

     "The Northeast Industrial Association Board would therefore like to support the management of Kansas City Power & Light Company in their decision to merge with UtiliCorp United Inc. It is our hope that you will be able to complete the proposed merger and continue the excellent service to the companies in the Northeast Industrial Association."
     --Olen F. Monsees, President, Northeast Industrial
     Association

     "I am totally in support of the friendly merger of KCPL and UtiliCorp United...I have always admired how deeply involved you are in the Kansas City community...UtiliCorp United has also demonstrated involvement in the Greater Kansas City community and has supported numerous community projects in this area."
     --E. Frank Ellis, Swope Parkway Health Center

OUR ELECTED OFFICIALS SUPPORT US:

     "I am very concerned that the efforts of Western
     Resources would result in the loss of jobs in Kansas
     City and that the loss of your corporate headquarters would adversely impact our community."
     --Thomas J. Hoppe, State Representative, District 46

     "I am writing to support the merger between Kansas City Power and Light Co. and UtiliCorp United. Both companies have an excellent reputation in Kansas City. Please know I am confident that together you will be an even greater asset to our city and our state. The opportunity to have a major international company poised to take advantage of future growth opportunities headquartered in Kansas City should not be lost." --Bonnie Sue Cooper, State Representative, District 32

     "I am very concerned that the hostile takeover bid by Western Resources would result in a loss of jobs in Kansas City. I also strongly oppose the plan by Western to keep most of any savings from a merger for the company rather than the customers. I can assure you the legislature would look closely at what actions we can take to protect Missouri jobs and customers." --Bill Skaggs, State Representative, District 31

                       NOW IT'S YOUR TURN.

 VOTE YES TO THE KCPL/UTILICORP MERGER ON THE WHITE PROXY CARD.

                           [KCPL logo]

(end of ad)